Exhibit 10.53

REAL ESTATE PURCHASE AND SALE AGREEMENT

This Real Estate Purchase and Sale Agreement (“Agreement”) is entered into as of January __, 2006 by and between Maple Leaf Expansion, Inc. 3055 Belmont Avenue, Youngstown, OH 44505 (“Seller”) and Inland Real Estate Acquisitions, Inc. 1175 Peachtree Street, NE 100 Colony Square, Suite 840 Atlanta, GA 30361 (“Purchaser”).

Article I. Purchase and Sale

1.1                    In consideration of the mutual covenants set forth in this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller, for the Purchase Price (as hereinafter defined) and on the terms and conditions set forth herein:

(a)                    All of the land situated in Canfield, Ohio described in Exhibit A attached hereto and made a part hereof, consisting of approximately 14.48 acres and commonly known as Canfield Colonial Plaza (“Property”).

(b)                   All right, title, and interest of Seller in and to all appurtenances benefiting or belonging to the Property and all open or proposed highways, streets, roads, avenues, alleys, privileges, licenses, easements, strips, gores and rights-of-way in, on, contiguous to, abutting or adjoining the Property (“Appurtenances”).

(c)                    All right, title, and interest of Seller in and to all structures, buildings (containing approximately 100,992 rentable square feet of retail space), landscaping, improvements and fixtures located on and/or forming a part of the Property, including all machinery, equipment, and appliances used in connection with the ownership, operation, maintenance or occupancy thereof, such as heating and air-conditioning and ventilation systems and facilities used to provide any utility services (“Improvements”).

(d)                   All right, title, and interest of Seller in and to the leases and other agreements to occupy the Property (“Leases”) and all guarantees thereof (“Guarantees”) related to the performance of the obligations of a tenant under a Lease (“Tenant”) and all security deposits or similar deposits made by Tenants under the Leases (“Security Deposits”). (See Exhibit A-1.)

(e)                    All right, title, and interest of Seller in and to all service, maintenance, utility and other contracts related to the management, maintenance, or operation of the Property (“Service Contracts”) in effect at Closing (as hereinafter defined) and which are not terminated as hereinafter provided. (See Exhibit A-2.)

(f)                      All right, title, and interest of Seller in and to all licenses, permits, contracts, approvals and certificates from any governmental unit or agency used in or relating to the construction, ownership, operation, maintenance or occupancy of any part of the Property or Improvements (“Permits”).

(g)                   All right, title and interest of Seller in and to all site plans and studies related to the Property or Improvements (“Plans and Specifications”).

(h)                   Any and all warranties, guarantees or construction related contracts and claims or causes of action associated therewith pertaining to the construction, operation or maintenance of the Property or Improvements (“Warranties”).

The properties and assets listed above in this Section 1.1 are collectively called the “Property Rights.”

Article II. Purchase Price; Earnest Money

2.1                    The Purchase Price of the Property is Thirteen Million Seven Hundred Seventy Five Thousand Dollars ($13,775,000.00) payable by Purchaser to Seller at closing by Purchaser in cash, bank or cashier’s check, wire transfer, after taking into consideration adjustments for the Deposit, closing costs and prorations.

2.2                    Purchaser shall deliver to Chicago Title and Trust Company Chicago, Illinois with Nancy Castro as Escrowee (“Escrow Agent”) within one (1) Business Day of Purchaser’s execution of this Agreement the sum of Five Hundred Thousand Dollars ($500,000.00) (the “Deposit”). The Deposit shall be applicable to the Purchase Price and non-refundable, except as otherwise herein expressly provided, after the Contingency Period (as hereinafter defined). “Business Day” shall mean any day other than a Saturday or Sunday on which national banks in Chicago, Illinois are not authorized to close.

2.3                    Seller desires to exchange the Property for property of like-kind in a transaction that qualifies under Section 1031 of the Internal Revenue Code of 1986.

(a)                    Purchaser agrees to cooperate with Seller to effect said exchange; provided, however, that the Closing Date not be delayed and that Purchaser shall not be required to pay or expend any funds greater than the Purchase Price specified herein. Purchaser agrees that Seller may contract with a third party (referred to herein as the “Qualified Intermediary”) to effect said exchange, and in such event Purchaser agrees that (i) Purchaser’s direct transferor of the Property may be either Seller or the Qualified Intermediary, and (ii) the transferee of the proceeds of the sale of the Property may be either Seller or the Qualified Intermediary, dependent upon the terms of any written agreement between Seller and the Qualified Intermediary (“the Exchange Agreement”). Seller agrees that any such Exchange Agreement will qualify under the so-called Safe Harbor Rules of Treas. Reg. Section 1.1031 (k)-1 (g). Purchaser agrees that the Qualified Intermediary may be substituted for or may act in lieu of Seller under this Agreement and that any transfer of the Property to Purchaser by or through the Qualified Intermediary will be acceptable to Purchaser so long as the transfer satisfies all of the Seller’s obligations under this Agreement; provided however, nothing herein shall relieve Seller of its obligations hereunder nor any liability for any of its representations, warranties or covenants hereunder.

(b)                   Purchaser makes no representation to Seller regarding the tax consequences of Seller’s transactions with the Qualified Intermediary, and the conveyance of replacement property by the Qualified Intermediary to Seller, and particularly, but without limitation thereto, whether such conveyance qualifies under Section 1031 of the Internal Revenue Code of 1986, as amended, provided, however, that Purchaser agrees, upon Seller’s request, to take no action that Purchaser knows would prevent Seller from effecting or qualifying said exchange nor omit to take any action that Purchaser knows is necessary for Seller’s qualification of such an exchange, as long as such action or inaction shall not harm Purchaser or result in any potential cost or liability of Purchaser.

(c)                    It is the intention of the parties that Seller be permitted to qualify the sale of the Property for tax-deferred treatment under Section 1031 of the Internal Revenue Code of 1986, as amended, and therefore, notwithstanding any other provision in the Agreement, no funds shall be paid or distributed from the net proceeds by the Qualified Intermediary to (or for the benefit of) Seller, and Seller shall not have the right to pledge, borrow or otherwise obtain the benefits of the net proceeds of the sale of the Property before the earlier of Seller’s written notice to the Qualified Intermediary that it waives its right to receive replacement property in lieu of the proceeds of the Purchase Price hereunder, or (ii) the earlier of (A) the passage of one hundred eighty days after the Closing of the transfer of Property by Seller, or (B) the due date for Seller’s tax return for the year of Seller’s sale of the Property. In that event, the Qualified Intermediary shall pay and distribute to Seller the balance of the funds then in escrow.

(d)                   Seller agrees that Purchaser may also conduct a like-kind exchange as part of this transaction and the parties agree that the rights and obligations set forth in paragraphs (a) through (c) above will apply in reciprocal fashion for purposes of completing Purchaser’s like-kind exchange.

Article III. Contingency Period

3.1                    Purchaser shall have thirty (30) Business Days from the Effective Date as defined in Section 12.5 of this Agreement (“Contingency Period”) to enter upon the Property for the making of any soil tests, inspections, surveys, topographical drawings, and other purposes deemed necessary by Purchaser with 24 hour advance notice to Seller. Purchaser shall conduct such inspections in a manner not disruptive to the Tenants (and in accordance with any limitations set forth in the Leases) and at Purchaser’s sole cost and expense. Purchaser hereby agrees to indemnify Seller and to hold Seller, Seller’s agents and employees and the Property harmless from and against any and all losses, mechanic’s and materialmen’s liens and attorneys fees, arising out of or in connection with Purchaser’s access to or entry upon the Property under this Section 3.1. Purchaser’s indemnity and hold harmless obligations pursuant to this Section 3.1 shall survive the termination or expiration of this Agreement by Closing or otherwise. Purchaser agrees that if Closing shall not occur, Purchaser shall provide Seller with copies of any reports or test results received.

3.2                    Within five (5) days of the Effective Date, Seller shall provide to Purchaser the following items, to the extent in Seller’s possession or control:

(a)                    Copies of all Leases and Guarantees, including amendments and option exercises;

(b)                   Copies of all Warranties relating to any personal property, fixtures, equipment or appurtenances included in the Property, all Service Contracts relating to the Property, and all leases of personal property used in the operation or maintenance of the Property, together with a list thereof specifying all amendments thereto;

(c)                    True and accurate statements of the operations of the Property reflecting all expenses and income from the Property for the one-year period ended December 31, 2003, the one-year period ended December 31, 2004, and the one year period ended December 31, 2005, together with the current rent roll of the Property.

(d)                   Copies of all real estate tax bills and utility bills in connection with the Property;

(e)                    Copies of percentage rent/sales figure letters, for the previous three years, from all Tenants who report sales;

(f)                      Copies of: any existing plans for the buildings on the Property; any existing survey of the land and building, most recent title policies covering the Property; certificates of occupancy for all spaces within the Improvements in Seller’s possession; permits, authorizations, approvals and licenses issued by any governmental or quasi governmental authority relating to the Property (“Permits”); any existing environmental assessment reports for the Property; any existing appraisals for the Property and any existing engineering/architectural reports on the buildings;

(g)                   A copy of a certificate of the casualty and liability insurance currently covering the Property; and

(h)                   Those additional documents and items listed on Schedule 1 attached hereto.

If Purchaser shall not close on this transaction, Purchaser agrees to return all such material to Seller.

3.3                    Purchaser’s Satisfaction. The obligation of Purchaser to close the transaction contemplated hereby is subject, at Purchaser’s option, to Purchaser’s review and approval prior to expiration of the Contingency Period of (i) the financial data and information respecting the operation of the Property, (ii) the feasibility of Purchaser’s acquisition of the Property, (iii) the physical and structural condition of the Property, (iv) the Leases and Service Contracts, and (v) all other documents and items to be delivered to or made available to Purchaser pursuant to Section 3.2 above. If, for any reason whatsoever, or no reason at all, Purchaser, in its sole and absolute discretion, is not satisfied with any of the foregoing at any time on or before the expiration of the Contingency Period, then Purchaser may elect, at its option, to terminate this Agreement by delivering notice of termination to Seller prior to the expiration of the Contingency Period, in which event the Deposit shall forthwith be returned to Purchaser, and thereafter neither Seller nor Purchaser shall have any further obligations or rights under this Agreement except those that specifically survive a termination as provided in this Agreement. If Purchaser fails to timely give notice of termination, Purchaser shall be deemed to be satisfied with such matters, and the conditions precedent in this Section 3.3 shall be deemed to be satisfied.

Article IV. Survey and Title Insurance

4.1                    Seller shall deliver to Purchaser any existing survey or title insurance guaranty or commitment of the Property in Seller’s possession or control. In addition upon mutual execution of this Agreement Seller shall at Seller’s expense order an ALTA/ACSM survey (the “Updated Survey”) in accordance with the survey requirements set forth on Schedule II attached hereto.

4.2                    Upon mutual execution of this Agreement, Purchaser shall order a title commitment for an owner’s title insurance policy (form B) (the “Owner’s Title Insurance Policy”) to be issued in the name of Purchaser by Chicago Title Insurance Company (“Title Company”). The title commitment or Owner’s Title Insurance Policy shall provide for (i) deletion of the standard exceptions and Seller hereby agrees to cooperate and execute all documents reasonably required to delete such standard exceptions, and (ii) the following special endorsements (collectively, the “Special Title Endorsements”): Zoning Endorsement 3.1 (amended to include parking and loading dock coverage), owner’s comprehensive, access, survey (legal description equivalency), P.I.N., contiguity (if applicable), encroachment (if applicable), utility facility, subdivision, location, environmental lien and deletion of the arbitration provision and creditors’ rights provision.

4.3                    Purchaser shall notify Seller of any objections to the title commitment, survey, and/or Schedule B documents within ten (10) days following the receipt of the title commitment and Schedule B documents and the Updated Survey and any such item or matter to which Purchaser has not objected to shall be deemed to be a “Permitted Exception”. Regarding any such objections to the title commitments, Schedule B documents, or Updated Survey Seller shall have until prior to Closing to remove or cause the title insurance company to insure against such objectionable exceptions and provide Purchaser with reasonable evidence of such removal or that said matters will be cured, removed, or insured against before Closing. If Seller fails to cure, Purchaser may either accept title as is and proceed to Closing or elect to terminate the agreement with no further obligation or liabilities to either Seller or Purchaser and Purchaser shall be entitled to a refund of the Deposit.

Article V. Conditions Precedent to Closing

5.1                    Purchaser’s obligation to purchase the Property is subject to the satisfaction or written waiver by Purchaser, of the following conditions prior to Closing:

(a)                    Seller is able to convey to Purchaser good and marketable title to the Property and the Improvements by good and sufficient general warranty deed (the “Deed”) satisfactory to Purchaser, subject to the Permitted Exceptions.

(b)                   The representations, warranties and covenants of Seller herein shall be true and correct in all material respects on the date of this Agreement and on the Closing Date as if each were made again at such time, subject to 6.3, and Seller shall have complied fully with all agreements to be performed by it at or prior to the Closing Date.

(c)                    No suit, action or proceeding shall have been instituted to restrain or prohibit the acquisition by Purchaser or the transfer by Seller of the Property Rights in accordance with the terms of this Agreement, nor shall any action, suit or proceeding have been instituted or be pending against or affecting Purchaser, Seller, or the Property Rights.

(d)                   The Property shall be in the same condition and repair, less ordinary wear and tear, as it was on the date of this Agreement, except for matters related to condemnation and/or casualty, which shall be governed by Article X of this Agreement.

(e)                    Seller shall have furnished to Purchaser or Title Company the Deed and all other documents to be executed and/or delivered by Seller under this Agreement and shall have observed and performed all other material obligations of Seller under this Agreement.

(f)                      Seller shall have furnished to Purchaser, Title Company, or Lender, in a form reasonably acceptable to Purchaser, such other commercially reasonable documents as are necessary for Closing or assuming the Loan.

(g)                   Estoppel certificates, in the form of Exhibit C, or in such other form as may be required by a particular Lease, executed by each Tenant under the Leases (the “Estoppel Certificates”) shall be delivered to Purchaser at least five (5) days prior to the Closing Date.

(h)                   The Title Company irrevocably commits to issue the Owner’s Policy subject only to the Permitted Exceptions and containing the Special endorsements.

(i)                       All Certificates of Occupancy for spaces within the Improvements have been issued.

(j)                       Purchaser shall have received an REA Estoppel (the “REA Estoppel”) in the form and substance reasonably acceptable to Purchaser from all parties to all restrictions and easements agreements, operating and easement agreements, and other similar agreements of record with respect to the Property (collectively the “REA’s”).

(k)                    The Leases shall be in full force and effect and there shall be no default thereunder.

(l)                       There shall be no material adverse change after the Effective Date in the financial condition of the Tenants nor shall have any of the Tenants closed or vacated their premises.

(m)                 At least eighty-five percent (85%) of the gross leaseable area of the Improvements shall be leased to Tenants under Leases which Tenants are in occupancy, paying full rent, open for business and hold a valid certificate of occupancy for such space.

Article VI. Closing

6.1                    Closing and settlement (“Closing”) shall occur at the offices of the Escrow Agent on the last day of the Contingency Period or via mail. The date of the Closing is the “Closing Date.” Time is of the essence with respect to the Closing Date.

6.2                    At Closing, Seller shall convey to Purchaser good and marketable title to the Property and the Improvements by good and sufficient general warranty deed satisfactory to Purchaser, subject only to the Permitted Exceptions.

6.3                    Seller shall pay one-half (1/2) the full cost of the conveyance fee or transfer tax, one-half (1/2) of any escrow fee and all of Sellers incurred legal fees, Seller shall pay for the costs of the survey, phase one environmental report, and appraisal. Any and all other third party reports to be paid for by Purchaser. Purchaser shall pay for all Purchaser’s legal fees, the Owner’s Title policy and all endorsements, examination and commitment fees, escrow fees, recording fees of the deed and any mortgage granted to Purchaser. Purchaser shall pay one-half (1/2) the full cost of conveyance fee or transfer tax, and one-half (1/2) of any escrow fee.

6.4                    Purchaser and Seller shall prorate and apportion, as of the Closing Date, real estate taxes and general assessments which are due for the period of time in which Closing occurs, or which are a lien but not yet due and payable, using the rates and valuations shown on the latest available tax bills.

6.5                    Seller shall execute any and all documents and perform any and all acts proper, customary or reasonably necessary to consummate this transaction and vest in Purchaser absolute title to the Property. Likewise Purchaser shall execute any and all documents and perform any and all acts proper, customary or reasonably necessary to consummate this transaction and vest in Purchaser absolute title to the Property. Seller shall deliver to Purchaser original letters in the form of Exhibit D, executed by Seller, advising Tenants of the sale of the Property and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct.

6.6                    Full and exclusive possession of the Property shall be given to Purchaser as of the Closing Date, subject to the existing Leases and rights of others pursuant to Permitted Exceptions.

6.7                    Seller shall convey all right, title and interest to Purchaser in and to all licenses, Permits, Plans and Specifications, Warranties (together with the issuer’s consent thereto if required by the terms thereof) contracts, approvals and certificates from any governmental unit or agency used in or relating to the construction, ownership, operation or occupancy of the Property.

6.8                    On the Closing Date or as soon as practical thereafter, Seller shall deliver to Purchaser all non-proprietary files and documents related in any manner whatsoever to the Property, to the extent in Seller’s possession or subject to Seller’s control, and to the extent not subject to any obligation of confidentiality.

6.9                    Seller shall convey all right, title and interest to Purchaser in and to all Service Contracts as to which Purchaser has not notified Seller of Purchaser’s desire not to assume the same.

6.10              Seller shall deliver:

(a)                    An assignment of leases properly executed by Seller to Purchaser granting the landlord’s interest in, to and under the Leases and Guarantees, and containing an assumption by Purchaser of Seller’s obligations under the Leases from and after the Closing Date.

(b)                   Four (4) copies of a closing settlement statement between Seller and Purchaser, duly executed by Seller, setting forth the prorations and adjustments to the Purchase Price in accordance with this Agreement; it being agreed that such settlement shall be mutually approved by Seller and Purchaser at least 48 hours prior to Closing (the “Settlement Statement”).

(c)                    An assignment, in recordable form, of all of Seller’s rights and interests in, to and under the REA if applicable.

(d)                   A recertified rent roll dated as of the Closing Date.

(e)                    A certificate executed by Seller stating that the representations and warranties set forth in Section 4.6 hereof are true and correct as of the Closing Date.

(f)                      All other documents reasonably determined by Purchaser or Title Company to be necessary to transfer the Property to Purchaser free and clear of all encumbrances, except for the Permitted Exceptions, including without limitation the following:

(1)                     Copies of notices terminating and canceling any and all Service Contracts not assumed by Purchaser at Closing, including in particular any management contracts and/or brokerage listing and leasing agreements;

(2)                     All records and files (or certified copies thereof) relating to the operation and maintenance of the Property; and

(3)                     To the extent in Seller’s possession or control, plans and specifications, engineering plans and studies, and other similar documents relating to the Property, Real Estate or Improvements.

(g)                   All keys to the Property in Seller’s possession.

(h)                   An audit letter executed by Seller in the form of Exhibit E attached hereto (Purchaser shall be responsible for all fees of auditors in connection with any audit.).

(i)                       A FIRPTA Affidavit.

6.11              In addition to the items set forth in Section 6.4, the following adjustments shall be made to the amount to be paid by Purchaser and received by Seller at Closing:

(a)                    Seller shall cause all utility meters to be read as of the Closing Date, and Seller shall pay at Closing all utility bills and charges accruing up to the Closing Date. If a final bill for the utilities cannot be obtained at the time of Closing, then a proration shall be made using the most recent utility bills; provided, however, when the actual bills are available a correct proration of utility charges shall be made.

(b)                   Periodic payments due under any Service Contracts assumed by Purchaser will be prorated.

6.12              Payments to be received from Tenants will be allocated between Seller and Purchaser as follows:

(a)                    Minimum rent (base or fixed rent), additional rents and other charges, for operating and maintenance costs, real estate taxes, insurance and the like, due and accrued as of the Closing Date under the Leases will be prorated as of the Closing Date, and Purchaser shall be entitled to a credit at Closing for Purchaser’s prorated share of all such amounts. Seller and Purchaser shall provide to each other copies of all reports relating to the aforementioned which it has received from or sent to Tenants and/or subtenants, so that each party may have the full lease year information necessary to ascertain and confirm that amount to which it is entitled. In the event that after receiving any credit for accrued and unpaid rent from the month in which closing occurs, Purchaser receives such rent, Purchaser shall remit such rental payment to Seller.

(b)                   Tenant charges accrued but not yet due on the Closing Date and real estate tax payments shall be prorated when received. The first of any such items received by Purchaser from such Tenants or other sources subsequent to the Closing Date shall be retained by Purchaser on account of rents or other charges coming due for periods from and after the Closing Date, and any excess received by Purchaser shall be promptly remitted to Seller on account of such delinquencies existing prior to Closing.

(c)                    The Security Deposits, if any, shall be transferred or credited to Purchaser at Closing.

(d)                   Notwithstanding the provisions of this Article to the contrary, the apportionment of percentage rent, and the amounts due by Purchaser to Seller, respectively, under each of the Leases for percentage rent shall be made or paid on or before the thirtieth (30th) day following the date when the last amount due on account of such percentage rent has been paid by the Tenant under its Lease with respect to the percentage rent lease year (as defined in such Lease) in which the Closing Date falls. The amount to be apportioned shall be the total of the amounts collected by both Purchaser and Seller as percentage rent for such percentage rent lease year. Seller’s portion thereof shall be an amount which bears the same ratio to the total percentage rent for the applicable percentage rent lease year as the number of days up to but excluding the Closing Date in such percentage rent lease year shall bear to the full number of days in such percentage rent lease year; and Purchaser shall be entitled to retain the remaining portion.

(e)                    In the event that at Closing hereunder, there are any vacant spaces (individually a “Vacant Space” and collectively “Vacant Spaces”) at the Property, then, at Closing, Seller shall deposit with Escrow Agent an amount (the “Leasing Deposit”) equal to one hundred percent (100%) of the sum of the following products for all of the vacant spaces, as to each vacant space, (a) the sum of (i) the per square foot annual base rent set forth on Exhibit [A-1] for such Vacant Space or in the lease for an unoccupied, but leased, Vacant Space plus (ii) $1.85 per square foot, multiplied by (iii) the amount of the square footage of such Vacant Space, multiplied by (b) 2. The Leasing Deposit shall be held in escrow by Escrow Agent, subject to the terms and conditions of this Agreement, and shall be disbursed as hereinafter provided.

The Leasing Deposit shall be held in escrow by Escrow Agent, subject to the terms and conditions of this Agreement, and shall be disbursed as hereinafter provided. Commencing on the date of Closing, and continuing on the first (1st) day of each calendar month thereafter until the twenty-fifth (25th) month after the Closing Date, Purchaser shall be entitled to receive, from the Leasing Deposit, an amount equal to one-twenty-fifth (1/25th) of the initial balance in the Leasing Deposit, which monthly payment shall continue until the earlier of (i) the date the Leasing Deposit has been disbursed in full or (ii) with respect to any portion of the Vacant Space, the date that such portion has been leased to a third party tenant and such tenant has satisfied the Occupancy Condition (the “Lease-Up Event”). At such time as the Lease-Up Event has occurred and Purchaser has received all requisite payments then-due hereunder for such Vacant Space, the balance of the Leasing Deposit, if any, for that Vacant Space, shall be released to Seller. Purchaser shall notify Escrowee within two (2) days following the Lease-Up Event. On the date following the satisfaction of the Occupancy Condition by any tenant leasing any Vacant Space at the Property, Seller shall be entitled to receive from the Leasing Deposit the remaining amount still being held in escrow for that particular Vacant Space and the monthly payment from the Leasing Deposit that Purchaser is entitled to receive pursuant to this paragraph.

For purposes hereof, “Occupancy Condition” shall mean that (i) the tenant under the applicable Lease has taken occupancy of the premises demised under such Lease, has accepted the improvements being constructed by the landlord under such Lease, has opened for business and has commenced paying rent under such Lease, all of which shall be evidenced in an estoppel certificate in the form required under such Lease (or if no form is required, then in the form set forth in Exhibit “C” attached hereto) and (ii) the Improvements (including interior tenant improvements) under the applicable Lease have been completed in accordance with the terms of such Lease, except for any mechanical adjustments or minor details of construction or decoration or other items commonly recognized in the construction industry as “punch list” items, and a certificate of occupancy has been issued for each such tenant improvements.

In the event that, despite the Occupancy Condition not having been met with respect to a tenant under an executed lease, Purchaser receives a rental payment from such tenant, Purchaser shall not withdraw such amount from the Leasing Deposit, or if already withdrawn shall redeposit the lesser amount in the Leasing Deposit.

Seller shall be responsible for the Lease-Up of the Vacant space at terms negotiated by Seller but not be obligated to do so. Though not obligated, Seller shall use best efforts to do so. In lieu of the foregoing, Seller has provided for the Escrow monies as enumerated in this Section. Seller shall not be obligated to pay for any Tenant Improvements Tenant Allowance, Leasing commission or any third party fees for any tenant procured by Purchaser during or after the two (2) year escrow period. Notwithstanding anything to the contrary herein Seller shall be responsible for any Tenant Improvement Allowance or Leasing commission due and payable in connection with any lease procured by Seller during the two (2) year escrow period, only. In the event Seller neglects to do what is stated above and a lien appears on title because of Seller’s neglect and lien holder can produce written verification that Seller has agreed to a dollar amount owed (i.e. contract, work order, etc.) then Seller will immediately pay lien holder so lien will be removed. In the event that Purchaser incurs any loss or expense in connection with any claim for lien as enumerated above or payment due resulting from Seller in the scenario herein failing to pay Contractor any money due for a claim for TI verifiable in writing signed by Seller whereby Contractor seeks payment via litigation as opposed to filing a lien, Seller shall pay such loss or expense to Purchaser.

All leases procured by Seller shall be submitted to Purchaser for review and approval which approval shall not be unreasonably withheld. If Seller should submit a Lease with a bona fide Lessee which complies with the Leasing Parameters set forth on Exhibit F, and the rental rates set forth on Exhibit A-1, and Purchaser should not approve said deal, Purchaser shall notify Seller in writing as to the bona fide reason(s) Purchaser is objecting. Seller shall have the right to in good faith dispute Purchaser objection(s) other than for obvious issues such as bad credit or an undesirable use which would devalue the premises. If the Purchaser’s objection is in legitimate dispute by Seller, Seller shall be entitled to the release of the escrow funds equal to the amount of the rent to be paid by the unapproved Lessee.

6.13              Prior to Closing:

(a)                    Seller shall promptly notify Purchaser of any suit, action or other proceeding before any court or governmental body, authority or agency and any cause of action of which Seller has knowledge that relates to the Property or that might result in impairment or loss of Seller’s title to the Property, the value thereof or that might interfere Purchaser’s intended use of the Property.

(b)                   Seller shall use commercially reasonable efforts to comply in all material respects with all laws, rules, regulations, ordinances and orders of all local, state and federal governmental bodies, authorities and agencies having jurisdiction over the Property.

(c)                    Seller shall use commercially reasonable efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale of the Property as contemplated by this Agreement, except as otherwise provided herein.

(d)                   Seller shall promptly notify Purchaser if Seller fails to perform or comply with any covenant or agreement contained in this Agreement.

Article VII. Purchaser’s Warranties and Representations.

7.1                    Purchaser represents and warrants to Seller that:

(a)                    Except as expressly set forth herein, neither Seller nor any agent or other representative of Seller has made any representations or warranties whatsoever and Purchaser has not relied on any such statements pertaining to the Property regarding this transaction or any fact relating thereto, including but not limited to, any representations or warranties concerning the physical condition of the Property, access, zoning laws, environmental matters, utilities, or any other matter affecting the Property or the use thereof;

(b)                   Purchaser acknowledges that Purchaser has had the opportunity to inspect the Property including environmental conditions. Except as otherwise specifically stated in this Agreement. Seller hereby disclaims any warranty, guaranty or representations, oral or written, past, present or future, of, as to, or concerning the nature and condition of the Property or the compliance of the Property with any laws, ordinances, regulations of any governmental or other body. The sale of the Property as provided for herein is made on an “as is, where is” basis and Purchaser accepts said Property with all existing liabilities and obligations, unless otherwise specifically stated in this Agreement. Purchaser has the organizational power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite organizational action necessary to authorize Purchaser to enter into this Agreement and carry out Purchaser’s obligations hereunder has been, or on the Closing Date will be, taken.

(c)                    Purchaser will indemnify, defend and hold harmless Seller and its officers, employees, contractors, agents, representatives, successors and assigns from and against any losses arising out of or relating to Hazardous Materials placed upon the Property by Purchaser or its agents or invitees on or after the Closing Date.

Article VIII. Seller’s Warranties and Representations

8.1                    Seller hereby covenants, warrants, and represents:

(a)                    As of the date Seller executed this Agreement, there is no current, or to the best of Seller’s knowledge threatened, litigation, condemnation, foreclosure action, or other proceeding affecting the Property, or any part thereof.

(b)                   As of the date Seller executed this Agreement, there are no agreements to which Seller is a party or otherwise bound (whether oral or written) to the best knowledge and belief of Seller restricting development, construction, or operation of the Property as a retail shopping center.

(c)                    To Seller’s knowledge, no improvements made to adjoining property encroaches upon said Property.

(d)                   The Property has not been classified under any designation authorized by law to obtain a special low ad valorem tax rate or receive either an abatement or deferment of ad valorem taxes which, in such case, will result in additional, catch-up, or adjustment in future ad valorem taxes in order to recover the amounts previously abated or deferred; and all improvements made by any local governmental authority that now benefit or will benefit the Property upon completion have been assessed against the Property as of the Effective Date.

(e)                    The Leases and Guarantees, including amendments thereto and, to Seller’s knowledge, all other documents delivered or to be delivered to Purchaser pursuant to this Agreement are true and correct copies of originals and any and all information supplied to Purchaser by Seller is and will be true, complete and accurate.

(f)                      To Seller’s knowledge as of the date Seller executed this Agreement, unless revealed in the documents delivered by Seller to Purchaser, there are no Hazardous Materials or Solid Wastes or underground storage tanks, nor have been nor are there any currently, on, under or about the Property. The term “Hazardous Materials” as used in this Agreement shall mean unlawful quantities of hazardous substances, hazardous waste, hazardous materials, pollutants, contaminants, or toxic substances within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; The Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.: hazardous chemicals, as defined under OSHA’s hazard communication standard, 29 C.F.R. , Section 1910.1200; and those substances defined as hazardous wastes or as hazardous substances under the laws of the State of Ohio; and in the regulations adopted, published and/or promulgated pursuant to such laws or in substitution or amendment of such laws. The term “Solid Wastes” as used in this Agreement shall mean “Solid Wastes” as defined in the Resource Conservation and Recovery Act or under the laws of the State of Ohio. Seller has not received any written notice from any governmental agency or private or public entity advising that Seller is responsible for or potentially responsible for response costs or response actions with respect to a release, a threatened release or clean-up of substances produced by, or resulting from, any business, commercial or industrial activities, operations or processes related to the Property of Seller or predecessors of Seller. Seller will indemnify, defend and hold harmless Purchaser and its officers, employees, contractors, agents, members, representatives, successors and assigns from and against any losses arising out of or relating to Hazardous Materials placed upon the Property by Seller on or prior to the Closing Date.

(g)                   Seller is not a “non resident alien”, foreign corporation, foreign partnership, foreign trust or foreign estate within the meaning of the Internal Revenue Code and Income Tax Regulations.

(h)                   Seller has the authority and power to enter into this Agreement and to complete the Closing, Neither the execution and delivery of this Agreement, nor Seller’s performance of this Agreement, are restricted by, or violate, any contractual or other obligations of Seller.

(i)                       Seller shall continue to maintain the Property in accordance with Seller’s customary practices pending Closing.

(j)                       As of the date Seller executed this Agreement, Seller has received no notice from any governmental authority having jurisdiction over any part of the Property requiring or calling attention to the need for any work, repairs, construction, alterations or installations on or in connection with any part of the Property because of uncorrected violations of any applicable building, safety or fire ordinances.

(k)                    Seller has paid all unemployment taxes to date.

8.2                    Intentionally Deleted.

8.3                    To the extent that Purchaser knows or is deemed to know prior to the expiration of the Contingency Period that Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Purchaser’s knowledge or deemed knowledge, as the case may be. For purposes of this Agreement, Purchaser shall be “deemed to know” of the existence of a fact or circumstance to the extent that such fact or circumstance is disclosed by this Agreement, the Leases, any estoppel certificate executed by any tenant of the Property and delivered to Purchaser, or any studies, tests, reports, or analyses prepared by or for Purchaser or any of its employees, agents, representatives or attorneys (all of the foregoing being herein collectively called the “Purchaser’s Representatives”) or otherwise obtained by Purchaser or Purchaser’s Representatives discloses such fact or circumstance; and Purchaser shall be “deemed to know” that a representation or warranty was untrue, inaccurate or incorrect to the extent that this Agreement, any of the Leases, any estoppel certificate executed by any tenant of the Property and delivered to Purchaser or any Purchaser’s Representative, or otherwise obtained by Purchaser or any Purchasers Representative, contains information which is inconsistent with such representation or warranty. All of Seller’s representations and warranties contained in this Agreement shall be true and accurate at and as of the Closing Date in all material respects as though such representations, warranties and covenants were made at and as of the Closing Date, except to the extent such representations, warranties and covenants relate to an earlier date and except for the Authorized Changes. For purposes hereof, “Authorized Changes” shall mean any matters to which Purchaser has given its written consent.

8.4                    If at or prior to the Closing, Purchaser or any Purchaser’s Representative obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect. Purchaser shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect. Seller shall give Purchaser written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure. If Seller does not cure any such misrepresentation or breach of warranty, then Purchaser, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of warranties and consummate the transaction without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement by written notice given to Seller on or prior to the Closing Date in which event this Agreement shall be terminated, the Deposit shall be returned to Purchaser and, thereafter, neither party shall have any further rights or obligations hereunder.

Article IX. Default

9.1.                 If, on or prior to the Closing Date, (a) Purchaser is in default of any of its obligations hereunder, and such default continues for ten (10) days after notice from Seller, but in no event beyond the Closing Date, or (b) any of Purchaser’s representations or warranties is untrue, inaccurate or incorrect in any material respect, or (c) the Closing otherwise fails to occur by reason of Purchaser’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, then Seller shall be entitled to receive the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any Section herein which expressly provides that it survives the termination of this Agreement.

9.2.                 If, on or prior to the Closing Date, (a) Seller is in default of any of its obligations hereunder, and such default continues for ten (10) days after notice from Purchaser, but in no event beyond the Closing Date, or (b) any of Seller’s representations or warranties are untrue, inaccurate or incorrect in any material respect, or (c) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, or (d) any condition precedent to Purchaser’s obligation to close the transaction has failed to occur, then Purchaser shall have the right, to elect, as its sole and exclusive remedy, to (i) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Purchaser, or (ii) waive the condition and proceed to close the transaction, or (iii) in the case of clauses (a), (b) or (c) of this Section 9.2 (but not in the case where clause (d) applies) seek specific performance of this Agreement by Seller (and receive reasonable out of pocket costs (including, without limitation, reasonable attorneys’ fees) in successfully seeking specific performance), or (iv) in the case of (A) any fraudulent misrepresentation or actual fraud committed by Seller or (B) an intentional and deliberate act or omission that causes specific performance not to be a viable remedy, pursue a claim for damages (but excluding consequential damages). As a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance hereunder, Purchaser must commence such an action within one hundred eighty (180) days after the occurrence of Seller’s default. Purchaser agrees that its failure to timely commence such an action for specific performance within such one hundred eighty (180) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property. For a period of not less than six (6) months following Closing, Seller shall maintain a net worth of at least $720,000.00.

9.3                    No waiver of any covenant or condition or the breach of any covenant or condition of this Agreement shall be taken to constitute a waiver of any subsequent breach of any such covenant or condition, or to justify or authorize the non-observance on any other occasion of the same of any other covenant or condition hereof.

Article X. Condemnation; Casualty

10.1           If all or any portion of the Property is condemned prior to Closing and Purchaser notifies Seller in writing of such conclusion (stating its reasons) within fifteen (15) days after learning of such condemnation action, then Purchaser may terminate this Agreement and be entitled to a refund of the Deposit. If this Agreement is not terminated pursuant to the preceding sentence, the Purchase Price of the Property shall not be affected, it being agreed that if the award is paid prior to the Closing, such amount shall be held in escrow and delivered to Purchaser at the time of Closing, and if the award has not been paid prior to the Closing, then at the Closing, Seller shall assign to Purchaser all of Seller’s right, title, and interest with respect to such award and shall further execute any other instrument requested by Purchaser to assure that such award is paid to Purchaser. If this Agreement is not terminated pursuant to this Section 10.1, Purchaser shall have the right to contest the condemnation of the Property and/or the award resulting therefrom. The rights and obligations set forth in this Section 10.1 are subject to the rights of the Lender under the Loan Documents and the Tenants under the Leases.

10.2           Except as otherwise provided in this Agreement, Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) prior to the Closing from fire or other casualty or as a result of any damage a tenant under a Lease elects to terminate its Lease, Purchaser may either at or prior to Closing (a) terminate this Agreement and receive a full refund of the Deposit, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage to the extent the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit for the deductible. If the Property, or any part thereof, suffers any damage equal to or less than One Hundred Thousand and No/100 Dollars ($100,000.00) prior to the Closing and no tenant under a Lease has elected to terminate its Lease, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage plus an amount equal to Seller’s deductible under its insurance policy and there shall be no reduction in the Purchase Price.

Article XI. Brokers

11.1           Except for the payment at the Closing of a Broker’s fee by Seller to Marcus & Millichap pursuant to a separate agreement with Seller, each party shall indemnify and hold harmless the other with regard to any and all loss, claim, damages, liability, costs, and expenses (including reasonable attorney’s fees) that each other may suffer as a result of any claims or suits brought by any broker or finder employed or engaged by the party providing the indemnification in connection with this transaction. This Section 11.1 shall survive the Closing.

Article XII. Miscellaneous Provisions

12.1           All notices provided for herein shall be in writing and addressed as set forth below. All notices shall be personally delivered, faxed, emailed or sent by independent overnight delivery service such as Federal Express, United Parcel Service, United States Postal Service Express Mail, or Airborne Express. Notices shall be effective as follows: upon receipt, if personally delivered; on the date faxed, if faxed on the date emailed, if emailed; or one (1) business day after delivery to an independent overnight delivery service, if sent in that manner. Either party shall have the right to designate a new address for the receipt of notices by giving written notice as herein provided, but notwithstanding the foregoing, such notice of a new address shall not be effective until actually received by the other party.

To Seller:	Maple Leaf Expansion 3055 Belmont Avenue Youngstown, OH 44505 Telephone # (330) 759-0102: Facsimile # (330) 759-0199 E-mail: petrarcaco@aol.com

With a copy to:	Victor C. Hull, Esq. 3055 Belmont Avenue Youngstown, OH 44505 Telephone # (330) 759-0102: Facsimile # (330) 759-0199 E-mail: vhull@petrarcaco.com

To Purchaser:	Inland Real Estate Acquisitions, Inc. 1175 Peachtree Street, NE 100 Colony Square, Suite 840 Atlanta, GA 30361 Attn: Jason Lazarus E-mail: jlazarus@inlandgroup.com

With a copy to:	The Inland Real Estate Group, Inc. 2901 Butterfield Road Oak Brook, IL 60523 Telephone # (630) 218-8000 Facsimile # (630) 218-4900

Attn: Dennis K. Holland E-mail: dholland@inlandgroup.com

12.2           In case any one or more of the provisions contained in this Agreement shall be for any reason held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

12.3           Time is of the essence in the fulfillment of each party’s respective covenants and obligations. Any time period provided for herein which shall end on a Saturday, Sunday, or legal holiday shall extend to 6:00 p.m. of the next business day. A business day shall be defined as Monday thru Friday, not including legal holidays.

12.4           This Agreement shall be construed in accordance with the laws of the State of Ohio.

12.5           This document may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one agreement, it being understood and agreed that the signature pages may be detached from one or more of such counterparts and combined with the signature pages from any other identical counterparts in order that one or more fully executed originals may be assembled. The “Effective Date” shall be the latter date of execution hereof by Seller and Purchaser.

12.6           Seller and Purchaser agree not to make any public announcement or disclosures regarding this transaction, including but not limited to the agreed upon Purchase Price, except as may be required for existing or prospective mortgagees, title companies, or governmental agencies or in connection with the performance of their respective obligations hereunder.

12.7           Subject to Section 2.3, Purchaser shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole discretion, and any such assignment shall be null and void ab initio; provided, however, Purchaser may, without the prior written consent of Seller, assign Purchaser’s rights hereunder to any partnership, limited liability company or corporation (including a corporation, limited liability company, partnership or other entity to be formed hereafter) directly or indirectly controlling, controlled by or under common control with either the party executing this Agreement as “Purchaser” or Inland American Real Estate Trust, Inc. In the event of an assignment by Purchaser pursuant to this Section 12.7, Purchaser shall deliver or cause to be delivered at the

Closing all such documents reasonably required by Seller evidencing the assignment and assumption of all of Purchaser’s obligations under this Agreement and such assignment and assumption shall not release the Purchaser named herein from Purchaser’s obligations hereunder.

12.8           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

12.9           No waiver, modification, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Purchaser of any breach of any term, covenant, or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant, or condition herein contained.

12.10    This Agreement contains the entire Agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations or statements, oral or written, are superseded hereby.

12.11    In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney’s fees. The parties each waive trial by jury in any legal action between the parties arising out of this Agreement.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, intending to be legally bound hereby, Seller has hereunder set its hand on February 3, 2005.

SELLER:

MAPLE LEAF EXPANSION, INC.

By:	/s/ Thomas W. Petrarca
Thomas W. Petrarca, President

IN WITNESS WHEREOF, intending to be legally bound hereby, Purchaser has hereunder set its hand on January 31, 2005.

PURCHASER:

INLAND REAL ESTATE ACQUISITIONS, INC.

By:	/s/ Jason Lazarus
Title: Vice President

Exhibits to be attached

A	Legal Description
A-1	Lease Schedule
A-2	Service Contracts
B	Intentionally Omitted
C	Tenant Estoppel Form
D	Form of Tenant Notice
E	Audit Letter
F	Leasing Parameters

Schedules to be attached

Schedule I	Due Diligence Checklist
Schedule II	Survey Requirements